ASSOCIATED ESTATES REALTY CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Restated)

Associated Estates Realty Corporation established, effective as of January 1, 1997, this Supplemental Executive Retirement Plan, for the purpose of providing retirement benefits on an unfunded basis for a select group of management or highly compensated employees eligible to participate in accordance with the terms hereof, as contemplated by Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  This Supplemental Executive Retirement Plan has subsequently been amended on several occasions, including to close participation and to discontinue accruals with respect to Participants who were not vested in their interests under the Supplemental Executive Retirement Plan on December 31, 2006.  It is now desired to amend and restate the Supplemental Executive Retirement Plan, effective as of January 1, 2005 and such other dates as are expressly set forth herein, to reflect compliance with the American Jobs Creation Act of 2004 and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The amended provisions of the restatement shall not be applicable to the portion of a Participant’s account balance that was earned and vested under the Supplemental Executive Retirement Plan as of December 31, 2004, which shall continue to be governed by the provisions in effect on October 3, 2004, and no material modification shall be made to those provisions.  Moreover, for the period prior to January 1, 2009, the Supplemental Executive Retirement Plan shall operate based upon IRS Notice 2005-1, additional notices published by the Treasury Department and the Internal Revenue Service providing transition guidance, and a good faith, reasonable interpretation of Section 409A of the Code.

DEFINITIONS

For purposes hereof, the following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:

1.1              “Beneficiary” shall mean the person or persons designated by or with respect to a Participant in accordance with Section 2.10 to receive any payment under the Plan in the event of the Participant’s death.

1.2              “Committee” shall mean the Executive Compensation Committee of the Board of Directors of the Company.

1.3              “Company” shall mean Associated Estates Realty Corporation, an Ohio corporation, its corporate successors, and the surviving corporation resulting from any merger of Associated Estates Realty Corporation with any other corporation or corporations.

1.4              “Compensation” shall mean with respect to a Participant for a Plan Year the amount of his annual base pay for such Plan Year from his Employer and any amounts paid or payable to him for such Plan Year under the Company’s Annual Executive Income Plan (including any discretionary portion).

1.5              “Employer” shall mean the Company and any entity which has adopted the Plan as provided in Section 5.5.

1.6              “Grandfathered Benefit” shall mean that portion of a Participant’s SERP Account that was earned and vested under the Plan as of December 31, 2004, based on the terms of the Plan as in effect on October 3, 2004, including earnings attributable to such portion.

1.7              “Interest Rate” shall mean the rate to be used for crediting interest to each SERP Account, as provided for under paragraph (c) of Section 2.2, which rate for any period year shall be the rate which is determined by the Committee for such period to reasonably approximate the Company’s average cost of capital for such period (but not to exceed a reasonable rate of interest determined in accordance with Treasury Reg. §31.3121(v)(2)-1(d)(2)(i)(C)), which determination shall be final and conclusive.

1.8              “Participant” shall mean an employee of an Employer who is one of a select group of management or highly compensated employees who becomes eligible to participate in accordance with Section 2.1.  No employee shall become a Participant after December 31, 2006.

1.9              “Plan” shall mean the Supplemental Executive Retirement Plan set forth herein, together with all amendments thereto, which shall be called the Associated Estates Realty Corporation Supplemental Executive Retirement Plan.

1.10          “Plan Year” shall mean the calendar year.

1.11          “Related Company” shall mean any corporation or business which would be aggregated with Company under Section 414 of the Code.

1.12          "Separation from Service" shall mean a termination of employment with the Company and all Related Companies in such a manner as to constitute a "separation from service" as defined under Section 409A of the Code.  For this purpose, the employment relationship is treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Company or a Related Company under an applicable statute or by contract.  For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or a Related Company.  If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

1.13          “SERP Account” shall mean a separate account maintained for a Participant as provided in Section 2.2.

1.14          “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) at any time during the 12 month period ending on December 31.  Notwithstanding the foregoing, a Participant who is a key employee determined under the preceding sentence will be deemed a Specified Employee solely for the period of April 1 through March 31 following such December 31.  Such term shall be interpreted in a manner consistent with Section 409A of the Code.

ARTICLE II

PARTICIPATION AND BENEFITS

2.1          Eligibility.  An executive employee of an Employer is eligible to participate in the Plan if he is nominated for participation in the Plan by the Chief Executive Officer of the Company and if his participation is approved by the Committee.  An employee who is eligible to participate shall become a Participant on the first day of the first Plan Year next following the date approval of his participation is given by the Committee.

2.2          Supplemental Executive Retirement Plan (“SERP”) Accounts.  The Company shall maintain a SERP Account on its books for each Participant, in accordance with the provisions set forth in this Section 2.2

(a)                Following the close of each Plan Year, the Committee, in its discretion, may determine to credit an amount to the SERP Account of each Participant who remains employed by the Company or a Related Company as of the last day of the Plan Year, which amount shall be a uniform percentage of each Participant’s Compensation for the Plan Year.  If the Committee takes no action with respect to Participant’s SERP Accounts with respect to a particular Plan Year, then the amount to be credited to the SERP Account of each Participant who remains employed by the Company or a Related Company as of the last day of the Plan Year shall be the same percentage of such Participant’s Compensation as was credited to the SERP Accounts of Participants for the most recent Plan Year with respect to which the Committee made a determination concerning the amount to be credited.  Notwithstanding the foregoing, no amount shall be credited to the SERP Account of a Participant under this paragraph (a) for any Plan Year beginning on or after January 1, 2007, unless the Participant had attained age 55 prior to that date.

                             (b)               As of the first day of the Plan Year in which a Participant first commences participation in the Plan, the Committee, in its discretion, may determine to credit an amount to the SERP Account of such Participant as an award in recognition of prior service rendered in connection with the business of the Company (hereinafter referred to as a “Past Service Credit”); provided, however, that the Committee may determine that an award of Past Service Credit is to be credited to the Participant’s SERP Account in equal annual installments, not to exceed five, beginning on the first day of the Plan Year in which he commences participation and on the first day of such subsequent Plan Year so long as he remains an employee and a Participant, until all such installments are credited.  Past Service Credits need not be a uniform percentage of Compensation with respect to all Participants.  If the Committee takes no action to award a Past Service Credit with respect to a Participant, then no amount shall be credited under this paragraph (b) to such Participant’s SERP Account as a Past Service Credit.

(c)                Until paid as a benefit or forfeited as provided under the terms of the Plan, the balance of each Participant's SERP Account shall be credited with interest at the Interest Rate, as follows:  interest shall be compounded on an annual basis for each Plan Year through the date of the Participant’s retirement or death, and thereafter for each 12-month period commencing with such retirement or death, on the average balance in the SERP Account during the period for which the interest is being computed, and shall be credited to the SERP Account as of the end of such period.

(d)               Each SERP Account shall be debited to reflect the forfeiture of all or any portion of the balance of the SERP Account and any benefit payment made to the Participant or his Beneficiary, in each case as of the date of such forfeiture or payment.

(e)                Separate sub-accounts may be maintained to reflect the Grandfathered Benefit with respect to each Participant.

2.3          Eligibility for Retirement Benefit.  A Participant who retires from employment (and Separates from Service, with respect to any amount other than a Grandfathered Benefit) with the Company and all Related Companies after having attained the age of 55 shall be eligible for a benefit under the Plan.

2.4          Eligibility for Benefit on Disability.  In the event a Participant retires from employment with the Company and all Related Companies on account of total disability which shall have continued for a period of at least three months, the Participant shall be eligible for a benefit under the Plan on account of such total disability.  For purposes of the Plan, “total disability” shall mean the condition of being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee.  Notwithstanding the foregoing, the provisions of Section 2.4 of the Plan as in effect on October 3, 2004, shall continue to apply with respect to any Grandfathered Benefit in the event of total disability.

2.5          Eligibility for Pre-Retirement Death Benefit.  If a Participant dies while employed by the Company or a Related Company, the Participant’s Beneficiary shall be eligible for a death benefit under the Plan.

2.6          Amount of Benefit.  The amount of any benefit payable under the Plan to a Participant or his Beneficiary, as the case may be, shall be the balance then credited to the Participant’s SERP Account in accordance with the terms of the Plan.

2.7          Time of Payment.  Subject to the provisions of Section 2.9, the payment of any benefit under the Plan to a Participant or his Beneficiary, as the case may be, shall be made or commenced within 30 days following the event giving rise to eligibility for receipt of such payment.

2.8          Form of Payment.  The following provisions shall apply:

(a)                With respect to a Grandfathered Benefit, a Participant may elect, on an election form provided by the Committee, to receive payment of the benefit payable to him under the Plan either in the form of a single-sum payment or in a series of installments over a period not to exceed five years; provided, however, that no such election shall be effective unless made in writing and delivered to the Committee at least one year prior to the Participant’s retirement date.  In the event that a Participant has not made an effective election concerning the form of benefit payment with respect to such amount, the Committee shall, in its discretion, determine the form in which payment of the benefit shall be made.

(b)               With respect to amounts not described in paragraph (a) of this Section 2.8, prior to January 1, 2005, or the first day of the Plan Year in which he first becomes a Participant, if later, a Participant may elect, on an election form provided by the Committee, to receive payment of the benefit payable to him under the Plan either in the form of a single-sum payment or in a series of installments over a period not to exceed five years.  In the even that a Participant has not made an effective election concerning the form of benefit payment with respect to such amount, the benefit shall be paid as a [single sum].

(c)                Notwithstanding the foregoing provisions, payment of any amount to the Beneficiary of a Participant shall be made in a single sum payment as soon as practicable following the death of the Participant, unless the Participant has on file with the Committee at the time of his death an effective election of some other form of payment, provided that any such election shall be effective (i) with respect to amounts described in paragraph (a) of this Section 2.8 only if made in accordance with such paragraph (a), and (ii) with respect to amounts described in paragraph (b) of this Section 2.8 only if made in accordance with such paragraph (b).

(d)               In the event that a SERP Account is paid in installments (i) the amount of each installment shall equal the quotient obtained by dividing the Participant’s SERP Account balance as of the end of the month immediately preceding the month of such installment payment by the number of installment payments remaining to be paid at the time of the calculation, and (ii) the amount of such SERP Account remaining unpaid shall continue to be credited with Interest as provided in Section 2.2

2.9          Mandatory Six-Month Delay.  Except as otherwise provided in Section 2.4 and 2.5, in the case of a Specified Employee in no event may payments from a SERP Account (other than a Grandfathered Benefit) commence prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).

2.10          Designation of Beneficiary.  A Participant may designate a Beneficiary or Beneficiaries of his SERP Account to receive payment of any vested amount credited to the Participant’s SERP Account upon the death of the Participant.  If there is no designated Beneficiary, or no designated Beneficiary surviving at the Participant’s death, payment of the Participant’s SERP Account shall be made to his estate.  Beneficiary designations shall be made in writing and placed on file with the Committee.  A Participant may designate a new Beneficiary or Beneficiaries at any time by written notice filed with the Committee.

2.11          Vesting of SERP Accounts.  Subject to the provisions of Section 5.6, each Participant’s SERP Account shall become vested upon his retirement from the Company and all Related Companies after attaining age 55, his retirement from the Company and all Related Companies under conditions of eligibility for a benefit on account of total disability as determined under Section 2.4, or his death while employed by the Company or a Related Company.  In the event a Participant retires or otherwise terminates from employment with the Company and all Related Companies under circumstances which do not result in vesting of his SERP Account, or if the provisions of Section 5.6 become applicable, the Participant’s SERP Account shall be forfeited and the Company shall have no further obligation with respect to the Participant or his Beneficiary under the Plan.  Notwithstanding the foregoing, but subject to the provisions of Section 5.6, in the event a Participant has a Separation from Service with the Company and all Related Companies prior to attainment of age 55, the Committee may in its discretion determine to accelerate the vesting of the Participant's SERP Account, in which event the Participant shall then be eligible for a benefit as if he had met the requirements of Section 2.3.

ARTICLE III

ADMINISTRATION

3.1              Plan Administrator.  The Company shall be the “plan administrator” of the Plan, and the Company and the Committee shall each be a “named fiduciary” with respect to the Plan, each within the meaning of ERISA.  The Company shall be responsible for the administration of the Plan, for carrying out the provisions of the Plan, and for making any required benefit payments under the Plan, and shall have all power as may be necessary or appropriate for this purpose.  Notwithstanding the foregoing, the Committee shall have the discretionary power and authority to determine all questions relating to eligibility for an the amount of any benefit hereunder, all questions pertaining to claims for benefits and procedures for claims review, and all other questions arising under the Plan, including any questions of construction, and to take such further action as it shall deem advisable in the administration of the Plan.

3.2              Claims Procedure.  The action taken and the decisions made by the Committee under the Plan shall be final and binding upon all interested parties.  In accordance with the provisions of Section 503 of ERISA, the Company shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan.  Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial.

ARTICLE IV

AMENDMENT AND TERMINATION

The Company reserves the right in its sole and absolute discretion to amend or terminate the Plan at any time by action of its Board of Directors, without the consent of any Participant or Beneficiary; provided, however, that no such action shall adversely affect any Participant or Beneficiary with respect to amounts credited to the Participant's SERP Account in accordance with Article II prior to the later of the date of adoption or effective date of such amendment or termination, unless an equivalent benefit is provided under another plan sponsored by the Company.

Any such amendment or termination shall expressed in a written instrument executed by the Company upon the order of its Board of Directors and shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution.

The Board of Directors may delegate to the Committee its authority to amend or terminate the Plan, in which event the Committee may act in the Board's place.

ARTICLE V

MISCELLANEOUS

5.1              Non-Alienation of Rights or Benefits.  No Participant or Beneficiary shall encumber or dispose of his right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.  If a Participant or Beneficiary attempts to assign, transfer, alienate, or encumber his right to receive any payment hereunder or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then thereafter during the life of such Participant or Beneficiary, and also during any period in which any Participant or Beneficiary is incapable in the judgment of the Company attending to his financial affairs, any payments which the Company is required to make under the Plan may be made, in the sole and absolute discretion of the Company, directly to such Participant or Beneficiary or to any other person for his use or benefit or that of his dependents, if any, including any person furnishing goods or services to or for his use or benefit or the use or benefit of his dependents, if any.  Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete acquittance to the Company with respect thereto, and the Company shall have no responsibility for the proper application thereof.

5.2              Plan Non-Contractual.  Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by any Employer to continue his employment with such Employer.  Nothing herein contained shall be construed as a commitment on the part of any Employer to continue the employment, the compensation, or any term or condition of employment of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan has never been put into effect.

5.3              Unfunded, Unsecured Promise.  The provisions of this Section 5.3 shall apply notwithstanding any other provision of the Plan to the contrary.  All benefits payable under the Plan are payable solely from the Company’s general assets.  The obligation of the Company under the Plan to provide a Participant or his Beneficiary a benefit is solely the unfunded unsecured promise of the Company to make payments as provided herein.  No person shall have any interest in, or a lien or prior claim upon, any property of the Company with respect to such benefits or any priority or status with respect to such benefits greater than that of a general creditor of the Company.  Notwithstanding the foregoing, the Company may determine to established a “rabbi trust” through which benefit payments may be made.

5.4              Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5.5              Adoption by Other Employers.  A Related Company that is not an Employer may, with the consent of the Board of Directors of the Company, adopt the Plan and become an Employer hereunder by causing an appropriate written instrument evidencing such adoption to be executed pursuant to action by its Board of Directors.  Any such instrument shall specify the effective date of the adoption.  An Employer who adopts the Plan shall be bound by the provisions of the Plan as in effect at the time of adoption and as subsequently in effect by reason of any amendment to the Plan.

5.6              Nondisclosure, Noncompetition, Noninterference, and Forfeiture for Cause.  Notwithstanding any provision of the Plan to the contrary, as a condition for receipt of any benefit under the Plan by a Participant or his Beneficiary, the Participant shall:

(a)                At all times hold in strictest confidence and not disclose to any person, firm, corporation, partnership, proprietorship, or other entity, or use for his own benefit or on his own behalf, confidential data, marketing strategies (including customer lists), trade secrets, and other confidential information of the Company or the Related Company of any kind, including, without limitation, any and all manuals, designs, technical information, reports, customer information, sales records, contracts, books of accounts, financial information, business plans, pricing information, computer programs, information relating to the current or future operation of the business of the Company or any Related Company, acquisition and divestiture plans, analysis or strategies, research of any kind, and any information material to the present or future competitive, operating, financial, legal, or regulatory position of the Company and any Related Company or concerning the business or affairs of the Company or any Related Company.

(b)               Not, during the person of his employment with the Company and all Related Companies and for two years thereafter, without the prior written consent of the Company, either directly or indirectly, perform any advisory or consulting services for, operate or invest in (other than not more than one percent of the stock in a publicly-held corporation which is traded on a recognized securities exchange or over-the-counter), be employed by or an independent contractor of, or be a director, partner, or officer of, or otherwise become associated with in any capacity, any person, firm, corporation, partnership, proprietorship, or other entity which develops, sells, distributes, or performs products or services in competition with any products or services developed, sold, distributed, or performed by the Company or any Related Company.

(c)                Not, during the period of his employment with the Company and all Related Companies and for two years thereafter, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any employee, agent, or other representative or associate of the Company or any Related Company to terminate its relationship with the Company or Related Company or interfere with the relationship between the Company or a Related Company and any of their employees, agents, representatives, suppliers, customers, or distributors.

(d)               Not, at any time, make any statements, whether written, oral, or otherwise, which are negative or disparaging of the Company or any Related Company, or of the officers, directors, or shareholders of the Company or any Related Company; provided, however, that this paragraph (d) shall not prohibit the Participant from pursuing in good faith any non-frivolous, bona fide cause of action the Participant has against the Company or any Related Company.

Paragraph (a) of this Section 5.6 shall not:  (i) apply to any data, trade secret, or information which is or becomes generally available to or known by the public order than as a result of disclosure by a Participant, (ii) restrict the Participant during the period of his employment with the Company or a Related Company from disclosing any date, trade secret, or information in the furtherance of the business and affairs of the Company or a Related Company when such disclosure is authorized by the President of the Company, or (iii) restrict the Participant from disclosing any data, trade secret, or information which he is required to disclose under applicable law or regulation or by an order of a governmental agency or court.  In the event a Participant shall engage in any action prohibited by this Section 5.6, shall breach any provision of an employment agreement then in effective between the Participant and the Company or a Related Company, or shall be terminated from employment by the Company or a Related Company for cause, including on account of any violation of the Company’s standards of conduct as set forth in the Company’s Employee Handbook, all as determined by the Committee, the Participant shall, notwithstanding any provision of the Plan to the contrary, forfeit any amount then credited to his SERP Account, and neither the Participant nor his Beneficiary shall be entitled to any subsequent benefit or payments under the Plan.

5.7              Severability.  The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

5.8              Governing Law.  The provisions of the Plan shall be governed by the construed in accordance with applicable federal law, and to the extent not preempted thereby, the laws of the State of Ohio.

5.9              Change of Control.  Notwithstanding any provision of the Plan to the contrary, upon a Change of Control (i) any portion of any Past Service Credit that has been awarded to a Participant pursuant to paragraph (b) of Section 2.2 but that has not yet been credited to his SERP Account by reason of installment crediting as described in such paragraph (b) shall immediately be credited to his SERP Account in full, (ii) all SERP Accounts shall immediately become fully vested, and (iii) the Company shall, as soon as possible, but in no event later than 30 days following the Change of Control, make a cash contribution to a irrevocable “rabbi” trust in the amount necessary to fully fund the balance of the SERP Account of each Participant, subject only to claims of creditors of the Company and each of the Employers, provided that such contribution is not in connection with a change in the Company’s or an Employer’s financial health within the meaning of Section 409A of the Code.  For purposes of this Section 5.9, a Change in Control shall mean the first to occur of the following events after 1998:

(a)                any person or group of commonly controlled persons owns or controls, directly or indirectly, fifty percent (50%) or more of the voting control or value of the capital stock of the Company following completion of the initial public offering of the Company’s Common Shares, without par value (the “IPO”);

(b)               any person or group of commonly controlled persons owning less than five percent (5%) of the voting control or value of the capital stock of the Company within 30 days following the consummation of the IPO owns or controls, directly or indirectly, more than twenty percent (20%) of the voting control or value of the capital stock of the Company; or

(c)                the shareholders of the Company approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the capital stock of the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company’s business.

5.10          Withholding of Taxes.  To the extent required by the law in effect at the time payments are made, the Company may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required.  The Company shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's SERP Account or (ii) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's SERP Account.

5.11          Compliance with Section 409A of the Code.

(a)                Except in the case of any Grandfathered Benefit, it is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.

(b)               In the case of any Grandfathered Benefit, the terms of the Plan as in effect on October 3, 2004, shall continue to govern such amounts and shall not be materially modified with respect thereto.

(c)                Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company, the other Related Companies, the Board of Directors of the Company, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(d)               Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

 *                      *                      *

Executed this 23rd day of December, 2008.

ASSOCIATED ESTATES REALTY CORPORATION

By:  /s/Jeffrey I. Friedman
        Title: President, Chief Executive Officer

And:  /s/Martin A. Fishman
          Title: Vice President, General Counsel